Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter Earnings
Company Release – 04/19/2017

FLOYD, VA. and INDEPENDENCE, VA, April 19, 2017 /PRNewswire-FirstCall/ -- On April 19, 2017, Parkway Acquisition Corp. (Parkway) (OTC QX: PKKW) – the holding company for Skyline National Bank – announced first quarter 2017 earnings and provided an update on the July 1, 2016 merger with Grayson Bankshares, Inc. (Grayson), and Cardinal Bankshares Corporation (Cardinal).

As previously announced, Grayson and Cardinal merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Effective March 13, 2017, Grayson National Bank's name was changed to Skyline National Bank. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

Parkway recorded pre-tax earnings of $961 thousand for the quarter ended March 31, 2017 compared to $708 thousand for the same period in 2016.  Income tax expense increased by $6 thousand from the first quarter of 2016 to 2017 resulting in net income of $681 thousand for the first quarter of 2017 compared to $434 thousand for the same period in 2016. The increase in pretax earnings of $253 thousand from the first quarter of 2016 to the first quarter of 2017 was due primarily to the merger with Cardinal.

Total interest income increased by $2.2 million for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016, while total interest expense decreased by $57 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Cardinal which added approximately $157.9 million in loans and $16.0 million in investment securities to the Company's earning assets.  Interest income on loans was also positively impacted by the accretion of purchase accounting discounts applied to the Cardinal loan portfolio at acquisition.  Interest expense on deposits increased by $94 thousand due to the addition of interest-bearing deposits from the Cardinal merger.  Interest expense on borrowings decreased by $151 thousand compared to the first quarter of 2016 due to the elimination of borrowings in 2016.

The provision for loan losses was $108 thousand for the quarter ended March 31, 2017, compared to a negative $87 thousand for the quarter ended March 31, 2016.  The reserve for loan losses at March 31, 2017 was approximately 0.87% of total loans, compared to 1.37% at March 31, 2016.  The decrease in the reserve percentage was due to the Cardinal acquisition and the application of purchase accounting guidance which required the elimination of Cardinal's loan loss reserves.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will be accreted into income over the remaining life of the acquired loans.  Management believes the provision and the resulting allowance for loan losses are adequate.

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Total noninterest income was $931 thousand in the first quarter of 2017 compared to $989 thousand in the first quarter of 2016.  The decrease was due to the recognition of nonrecurring gains on the sale of investment securities totaling $361 thousand in the first quarter of 2016.  Without the securities gains, noninterest income would have increased by $303 thousand in the first quarter of 2017 compared to 2016.  Service charges on deposit accounts, as well as other account-based service charges and fees, increased due to the increased number of accounts and deposit balances resulting from the Cardinal merger.

Total noninterest expense increased by $1.8 million for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016 due to the Cardinal acquisition.  Salaries and employee benefit expenses increased by $1.1 million as the number of employees increased from approximately 110 in the first quarter of 2016, to 176 in the first quarter of 2017.  Occupancy and equipment expenses increased by $278 thousand from the first quarter of 2016 to 2017, due to the addition of seven Cardinal branch facilities.

President and CEO Allan Funk stated, "We are pleased with our results for the first quarter of 2017.  Earnings continued to be impacted by merger related costs as we successfully completed our systems conversion and fully integrated our banks in March; however, we believe that the majority of our merger related costs are now behind us and we anticipate improved earnings as we take advantage of the opportunities that our combined organization is expected to have in the future."

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation
Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions.

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Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

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Contacts:	Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811

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